Exhibit 99.1

Contact: Thomas Franco
Alan Oshiki
Broadgate Consultants, Inc.
212-232-2222

For Immediate Release

Aurora Foods Reports First Quarter Results

ST.  LOUIS, April 30, 2003 — Aurora Foods Inc. (NYSE: AOR), a producer and marketer of leading food brands, today announced results for the first quarter ended March 31, 2003. EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter was $30.5 million compared with EBITDA of $13.2 million in the same period last year. The first quarter 2002 EBITDA included a charge of $19.8 million, primarily related to trade promotion expenses.

     Net sales in the first quarter 2003 were $190.2 million versus $194.1 million in the first quarter 2002. The first quarter 2002 net sales included a charge of $17.7 million (of the total $19.8 million charge affecting EBITDA), primarily related to trade promotion expenses.

     Aurora’s net loss in the first quarter 2003 was $4.3 million, or $0.06 per share, as compared to a prior-year loss, before the cumulative effect of accounting changes, of $12.9 million, or $0.19 per share, which also included the effect of the previously mentioned charge. The net loss in the first quarter 2002 of $180.3 million, or $2.52 per share, included the cumulative effect of the change in accounting, net of tax, of $167.4 million related to the adoption of the Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

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     “We believe we are getting Aurora’s business stabilized,” said Dale F. Morrison, Aurora’s Chairman and Chief Executive Officer. “The first quarter EBITDA is in line with our business plan for 2003 and, with the late timing of Easter and the trade changes we made in the quarter, we expected volumes to be lower than the prior year. The initiatives we have implemented to increase productivity and reduce complexity have begun to make a positive impact. For example, we reduced inventories by more than $22 million during the first quarter.”

     In the first quarter 2003, Aurora’s unit volume was down 9.3% from the prior year period, primarily in retail seafood, Duncan Hines® and syrup. In the seafood and Duncan Hines businesses, sales were planned to be lower than a year ago due to the timing of the Easter holiday this year versus last year. Syrup sales were also planned below year-ago levels due to the Company’s transition to an everyday low price strategy. Sales were materially below plan for Duncan Hines due to very aggressive competitive activity in the baking arena and the fact that the Company’s shipments to customers were significantly less than consumption.

     As of March 31, 2003, Aurora was in compliance with its loan agreements, as amended, and had in excess of $28 million in liquidity.

     The Company’s divestiture process is continuing. While it is difficult to predict divestiture timing, no transaction announcement is expected in the near term.

     Attached are Aurora’s financial data for the first quarter ended March 31, 2003.

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Conference Call/Webcast

     Aurora will host a conference call and simultaneous Webcast to discuss its first quarter 2003 results on Wednesday, April 30, 2003, at 11:00 a.m. Eastern Time. Interested parties should dial 1-800-289-0504 in the U.S. or 1-913-981-5549 outside of the U.S., or go to http://www.firstcallevents.com/service/ajwz380369930gf12.html to listen to the call. A replay of the call will be available from 2:00 p.m. Eastern Time on Wednesday, April 30, until 12:00 a.m. Eastern Time on Wednesday, May 7, at 1-888-203-1112 in the U.S. or 1-719-457-0820 outside of the U.S. (access code for both replays: 540602) and at the same Web site address.

About Aurora Foods Inc.

     Aurora Foods Inc., based in St. Louis, Missouri, is a producer and marketer of leading food brands, including Duncan Hines® baking mixes; Log Cabin®, Mrs. Butterworth’s® and Country Kitchen® syrups; Lender’s® bagels; Van de Kamp’s® and Mrs. Paul’s® frozen seafood; Aunt Jemima® frozen breakfast products; Celeste® frozen pizza and Chef’s Choice® skillet meals. More information about Aurora may be found on the Company’s Web site at www.aurorafoods.com.

CAUTIONARY NOTE: Statements contained in this press release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release and which may affect the Company’s prospects in general. For a summary of such risks and uncertainties, see the Company’s periodic reports and other filings with the Securities and Exchange Commission.

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AURORA FOODS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended March 31,

	2003	2002

	(unaudited)
Net sales	$190,207	$194,126
Cost of goods sold	(117,877)	(134,459)

Gross profit	72,330	59,667

Brokerage, distribution and marketing expenses:
Brokerage and distribution	(26,757)	(27,124)
Consumer marketing	(4,778)	(9,739)

Total brokerage, distribution and marketing expenses	(31,535)	(36,863)
Amortization of intangibles	(3,299)	(2,448)
Selling, general and administrative expenses	(15,690)	(17,340)

Total operating expenses	(50,524)	(56,651)

Operating income	21,806	3,016
Interest and financing expenses:
Interest expense, net	(24,021)	(22,269)
Adjustment to value of derivatives	(893)	(1,117)
Amortization of discount, premium and financing costs	(1,199)	(803)

Total interest and financing expenses	(26,113)	(24,189)

Loss before income taxes and cumulative effect of change in accounting	(4,307)	(21,173)
Income tax (expense) benefit	—	8,249

Net loss before cumulative effect of change in accounting	(4,307)	(12,924)
Cumulative effect of change in accounting, net of tax of $82,237	—	(167,379)

Net loss	(4,307)	(180,303)
Preferred dividends	(358)	(331)

Net loss available to common stockholders	$(4,665)	$(180,634)

Basic and diluted loss per share available to common stockholders before cumulative effect of change in accounting	$(0.06)	$(0.19)
Cumulative effect of change in accounting, net of tax	—	(2.33)

Basic and diluted loss per share available to common stockholders	$(0.06)	$(2.52)

Weighted average number of shares outstanding	77,155	71,753

Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

AURORA FOODS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Three Months Ended March 31,

	2003	2002

	(unaudited)
Cash flows from operating activities:
Net loss	$(4,307)	$(180,303)
Cumulative effect of change in accounting, net of tax	—	167,379
Adjustments to reconcile net loss to cash from operating activities:
Depreciation	5,394	7,704
Amortization	4,498	3,251
Deferred income taxes	—	(8,229)
Recognition of non-cash loss on derivatives	893	1,117
Non-cash interest expense	1,415	—
Other, net	(15)	(20)
Changes to operating assets and liabilities:
Receivables	(7,346)	17,134
Inventories	22,440	4,887
Prepaid expenses and other current assets	(7,213)	(12,807)
Accounts payable	(15,530)	900
Accrued expenses	5,616	6,391
Other non-current liabilities	(1,309)	(1,751)

Net cash provided by operations	4,536	5,653

Cash flows from investing activities:
Asset additions	(1,920)	(5,540)

Net cash used in investment activities	(1,920)	(5,540)

Cash flows from financing activities:
Senior secured revolving (repayments) borrowings, net	(5,500)	13,800
Repayment of borrowings	(10,788)	(8,231)
Change in accounts receivable sold	1,421	(5,326)
Other, net	(28)	342

Net cash (used for) provided by financing activities	(14,895)	585

Increase (decrease) in cash and cash equivalents	(12,279)	698
Cash and cash equivalents, beginning of period	12,904	184

Cash and cash equivalents, end of period	$625	$882

AURORA FOODS INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$625	$12,904
Accounts receivable, net	40,868	34,944
Inventories	72,240	94,680
Prepaid expenses and other assets	6,087	2,984

Total current assets	119,820	145,512
Property, plant and equipment, net	167,832	171,570
Goodwill and other intangible assets, net	901,553	903,870
Other assets	32,321	30,470

Total assets	$1,221,526	$1,251,422

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$43,269	$43,259
Accounts payable	30,066	45,596
Accumulated preferred dividends payable	3,297	2,939
Accrued liabilities	65,941	60,408

Total current liabilities	142,573	152,202
Senior secured term debt	454,113	464,756
Senior secured revolving debt facility	148,100	153,600
Senior unsecured debt from related parties	22,102	21,951
Senior subordinated notes	401,279	401,349
Capital lease obligation	1,737	1,724
Other liabilities	14,968	15,421

Total liabilities	1,184,872	1,211,003

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock	37	37
Common stock	772	772
Paid-in capital	684,773	684,773
Accumulated deficit	(648,928)	(644,263)
Accumulated other comprehensive loss	—	(900)

Total stockholders’ equity	36,654	40,419

Total liabilities and stockholders’ equity	$1,221,526	$1,251,422

AURORA FOODS INC.
RECONCILIATION OF OPERATING INCOME TO EBITDA
(IN THOUSANDS)

	Three Months Ended March 31,

	2003	2002

	(unaudited)
Operating income	$21,806	$3,016
Depreciation and amortization	8,693	10,152

EBITDA	$30,499	$13,168

EBITDA represents earnings before interest and financing expenses, taxes, depreciation and amortization and before the accounting change.

The Company believes that EBITDA provides additional information for determining its ability to meet capital expenditure and debt service requirements. EBITDA does not represent and should not be considered an alternative to operating income, net income or cash flow from operations as determined by generally accepted accounting principles. EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements and should not be deemed to represent funds available to the Company. The calculation of EBITDA does not include the commitments of the Company for capital expenditures and payment of debt and may not be comparable to similarly-titled measures of other companies.